UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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DOW JONES & COMPANY, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following are communications relating to the proposed merger with News Corporation.

Below is the text of an email communication from Clare Hart, Executive Vice President of the Company and President of the Dow Jones Enterprise Media Group, to employees of the Company’s Enterprise Media Group and posted on the Company’s intranet on August 1, 2007.

A Vibrant and Growing Enterprise

Dear Colleagues:

By now you have seen the news that both the Dow Jones and News Corp. boards of directors agreed to a merger of Dow Jones with News Corp. (read the press release here). As Rich mentioned in his note, the definitive merger agreement means that we are moving to the next stage, which is a shareholder vote. This process will unfold over the next few months.

I'd like to reiterate a key point from Rich's note: News Corp. is investing in a vibrant and growing enterprise, with our customers using our products in ever-increasing ways and numbers. EMG serves as proof of this.

We should all be proud of the validation that this entire process gives our efforts.  Not only is the business performance of the company recognized, but the strength and importance of the Dow Jones brand and the value placed on business news and information came through clearly in the press coverage over the past few months.

Looking forward, EMG is well positioned for the future.  We are building on a solid financial foundation built on the outstanding results you delivered in Q2 - a performance recognized by News Corp.  As you know, EMG delivered a blistering 81.4% increase in revenue due to the acquisition of Factiva and strong growth at Indexes and FIS. Operating income increased 57.2% over last year and operating margin was 23.2% - results that play a significant role in Dow Jones’s overall financial performance.  This financial position is supported by excellent customer relationships, a product and service pipeline that is strong and, of course, an outstanding reputation for editorial excellence.  We are in the midst of our 2008 - 2010 planning process and I am very excited about the product, content and service ideas being put forward for investment - more on this as the planning process evolves.

For now though, as we look at the near term - the second half of 2007 - we must stay focused.  Focused on our customers and on delivering what they expect from us - quality news, content, products and services.  Given what you accomplished in the first half of 2007, I am confident about the full-year outcome.

You will be hearing from your VP shortly about department team meetings and I'll be speaking with you tomorrow on regional conference calls. In both of these forums, we look forward to hearing your comments and questions.  We know there will be a lot of questions for which we do not yet have answers. Please be patient.  We will communicate with you openly and regularly about new developments as they emerge. In addition, we have created an information page where you can get quick access to information about the transition and submit questions.  We will use your input to address key questions, thus ensuring the transition is as smooth as possible.

We are embarking on a very exciting business venture with lots of opportunity and a bright future.  Being part of News Corp. means we will be part of a larger, global organization with a history of smart and visionary investment.  I hope you share my optimism about the road ahead.

Clare

Below is a form of customer letter relating to the sale of Dow Jones.

Dow Jones has some very exciting news to share. As you may have heard, Dow Jones announced Wednesday that its board of directors has agreed to a merger with News Corp. With a definitive merger agreement in hand, the next step is for all shareholders of Dow Jones to vote on the proposed merger. (To access the Dow Jones/News Corp. press release about the acquisition, please click here <http://www.dj.com/Pressroom/PressReleases/Financial/2006/1018_FIN_2875.htm>.)

One thing remains unchanged – our focus on you, our customer. Our business operations will continue as usual in the weeks and months ahead and your sales team will be communicating with you regularly with any new developments. Our global sales teams remain committed to being your advocates and advisors. We will continue to develop rich, award-winning, job-specific products to help professionals and organizations drive productivity, and therefore organizational competitive advantage, every day. These offerings, built on the indispensable content and technology assets of Dow Jones, will be further strengthened by the global reach and resources of the News Corp. franchise.

During and after the merger with News Corp. our goal is to continue to produce real benefits for you and your organization.  Our commitment to innovation and creativity is stronger than ever as we develop new ways to deliver the business news and information you need when, where and how you need it.

Over the last several months leading up to this acquisition, Dow Jones has garnered a lot of media attention. One message that has been highlighted in the press around the world is the unique value of premium business news and information.  Strategically, this merger positions Dow Jones for continued growth and further investment in our trusted business news and information products and services. Dow Jones customers base their business decisions in  significant part on its reporting.  News Corp. and Dow Jones know well the journalistic and business rationale for retaining the highest standards of journalism for which Dow Jones is – and will continue to be – renowned.

I hope you share our enthusiasm about our merger.  Thank you for your business and continued confidence in Dow Jones.

As always, I welcome your comments via e-mail.

Best regards,

Clare Hart
President, Enterprise Media Group
Executive Vice President, Dow Jones & Company

Below is a set of Questions and Answers prepared for employees of the Company’s Enterprise Media Group.

Questions & Answers
For Dow Jones EMG Employees

General questions about acquisition:

1.	What is happening?

Dow Jones and News Corporation have entered into a definitive merger agreement.  Dow Jones will promptly file a registration statement and proxy statement with the SEC, and the parties will make regulatory filings.  We would anticipate that, with shareholder approval, the deal would close in about 3 months.

2.	What are the terms of the transaction?

Please click here<http://www.dowjones.com/Pressroom/PressReleases.htm> to see the press release for terms.

3.	What happens between now and closing?

There are no immediate changes.  At this time, we have reached an agreement in principle, but no deal has closed.  We will proceed with business as usual.

4.	Where can I get a bit of background on News Corp?

http://www.newscorp.com/

5.	What does this acquisition mean in the short term to employees at Dow Jones? What about the Enterprise Media Group?

In the short term, it doesn’t change any jobs or any responsibilities. We’ll continue to run our businesses as before.  We’ll still have readers, subscribers, customers, clients, vendors and partners to satisfy much as we did before.

It’s too early to comment on News Corp.’s specific plans.

There will be much work to do in the coming weeks and months in connection with the transaction, which we realize may be unsettling.  We will do our best to provide as much information as possible on this process as we proceed.  In the meantime, please continue to perform your job to your customary high standards.

Questions about Enterprise Media Group:

1.	What are the key commercial benefits of the transaction to Dow Jones and the Enterprise Media Group?

As per Rupert Murdoch, “Dow Jones is a vibrant company and one of the world's greatest media franchises, with a portfolio of brands that has no equal in financial information and business journalism. In combination with News Corporation's assets, The Wall Street Journal and the other Dow Jones operations will be even more formidable competitors as we profitably extend their invaluable information across our print, broadcast and digital platforms around the world."

•	Selective content sharing across Dow Jones and News Corp. will help us both better serve the needs of customers.

•	The deal will extend our international reach. News Corp.’s global reach and resources can benefit and enhance Dow Jones’s overall consumer and enterprise media operations.

•
Editorial independence and safeguards are in place.  Dow Jones’s customers significantly base their business decisions on its reporting.  News Corp and Dow Jones know well the journalistic and business reasons to retain the highest standards of journalism for which Dow Jones is renowned - and will do continue to do so.

QUESTIONS FOR CUSTOMER-FACING STAFF: COMMERCIAL & MARKETPLACE:

1.	Will the company (DJ) contact our customers regarding the merger and what it means to them?

Yes. A communications plan has been developed. A note from Clare Hart will be sent to all customers globally for whom we have contact details. These letters will be translated into French, German, Spanish Italian, Russian, Chinese and Japanese. This e-mail will notify customers of the decision to be acquired by News Corp.

Additionally, where appropriate, Sales Leadership will contact customers to assure them that under News Corp. ownership, Dow Jones expects to thrive and continue to work with clients and partners in the innovative and professional manner it has in the past.  If you would like a member of the Sales Leadership team (Clare, Bill, your VP, RSM) to contact one of your clients, please let them know.

The key messages are:
•	Our mission is clear – and our focus is and will remain on our customers.
•
Combining Dow Jones and News Corp businesses will result in richer and more innovative products and services that are built on the collective content, product and technology assets and commercial expertise of each of them.

Key benefits:
•	Selective content sharing across Dow Jones and News Corp. will help us both better serve the needs of customers.
•	The deal will extend our international reach. News Corp.’s global reach and resources can benefit and enhance Dow Jones’s overall consumer and enterprise media operations.
•
Editorial independence and safeguards are in place.  Dow Jones’s customers significantly base business decisions on its reporting.  News Corp and Dow Jones know well the journalistic and business reasons to retain the highest standards of journalism for which Dow Jones is renowned - and will do continue to do so.

A SharePoint page on emg.net has been created for sales and customer facing staff with all external materials that can be used.

2.	What is the public-facing message directly after the acquisition?

Dow Jones & Company and News Corporation announced on August 1 that they have entered into a definitive merger agreement under which News Corporation will acquire Dow Jones in a transaction valued at approximately $5.6 billion.

•	This will significantly boost our transformation from a venerable “newspaper company” into a 21st century media company, which is in-line with the strategy we implemented 18 months ago.

•	Selective content sharing across Dow Jones and News Corp. will help us both better serve the needs of customers.
•	The deal will extend our international reach. News Corp.’s global reach and resources can benefit and enhance Dow Jones’ international consumer and enterprise media operations.
•
Editorial independence and safeguards are in place.  Dow Jones’s clients significantly base their business decisions on its reporting.  News Corp and Dow Jones know well the journalistic and business reasons to retain the highest standards of journalism for which Dow Jones is renowned - and will do continue to do so.

Please see the press releasefor details.

3.	What assurances can I give my customers and prospects that our products will continue to be available?

One thing remains unchanged – our focus on our customers. We will continue to develop rich, award-winning, job-specific products to help professionals and organizations drive productivity – and therefore organizational competitive advantage – every day. These offerings, built on the indispensable content and technology assets of Dow Jones, will be further strengthened by the global reach of News Corp.

Our business operations will continue as usual in the weeks and months ahead and we will communicate with you and your customers regularly with any new developments. You can assure your customers that you will remain committed to being their advocates and advisors.  During and after the integration into the News Corp. organization, our goal is to continue to produce real benefits for your customers and their organizations.

4.	Does this acquisition affect contracts I have in place with customers? Do our contracts protect us and the customers regarding an acquisition?

Our subscription agreements, no matter for what product or what region, do not have any default provisions regarding change of control, so they are unaffected.  However, there are some customers who have specifically negotiated a change from this default position, such that they must be notified or have their consent obtained.  In a very few instances, there is a termination right. The legal team has identified the contracts that have such change of control provisions and will handle any actions needed.  If legal determines they need assistance from Sales, the appropriate account team will be contacted.

5.	How will this merger affect Service Level Agreements in place?

We will continue to honor and comply with Service Level Agreements with our customers.

6.	Will there be any change to the process we use to establish accounts?

It’s business as usual and our focus more than ever should be on our customers.  We won’t know the specifics of operations as a result of this deal for some time.  However, any change to processes will be communicated well in advance with the aim of making the transition as easy as possible.

Questions about Enterprise Media Group Vision and Business Objectives:

1.	Does the Enterprise Media Group’s vision for its business change with this acquisition? What will be EMG’s role after the transaction closes?

Our mission remains clear:
Dow Jones Enterprise Media Group (EMG) combines the world’s most trusted content with advanced technologies to create solutions for Financial, Corporate, Media and Government entities. With more than 2,000 financial journalists, researchers and technology professionals plus our aggregation of the most authoritative and respected global collection of news, business information and data, EMG makes the difference everywhere there is a financial relationship and everywhere business decisions are made. Our job-specific solutions generate actionable, market- leading insights and automate tasks with technology-enhanced content pushed where, when and how our customers need it.

2.	Planning process for 2008: We are in the middle of our 2-year planning process. Do we continue to prepare our plans and budgets for 2008?

Business is continuing as usual.  The planning process for 2008 is well underway and will continue to move forward as the details of the acquisition are worked out.  Representatives from the Enterprise Media Group’s Long Range Planning (LRP) team will get together in the coming weeks to review the respective plans and create a consolidated plan.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

News Corporation and one of its subsidiaries will file a registration statement with the Securities and Exchange Commission (SEC), which will include a proxy statement of Dow Jones.  Investors are advised to read the registration statement/proxy statement when it becomes available because it will contain important information.   Investors may obtain a free copy of the registrations statement/proxy statement (when it becomes available) and other relevant documents filed by News Corporation, its subsidiaries and Dow Jones with the SEC at the SEC’s Web site at http://www.sec.gov.  The proxy statement and such other documents may also be obtained for free from the Investor Relations section of Dow Jones’ web site (www.dowjones.com) or by directing a request to Dow Jones at: Dow Jones & Company, Inc., 200 Liberty Street, New York, New York 10281, Attention: Investor Relations, or from the Investor Relations section of News Corporation’s web site (www.newscorp.com) or by directing a request to News Corporation, 1211 Avenue of the Americas, New York, New York 10036, Attention: Investor Relations.

Dow Jones and its directors, executive officers and other members of its management and employees are potential participants in the solicitation of proxies from Dow Jones’ stockholders in connection with the merger.  Information concerning the interests of Dow Jones’ participants in the solicitation, which may be different than those of the Dow Jones stockholders generally, is set forth in Dow Jones’ proxy statement relating to its 2007 annual meeting of stockholders filed with the SEC on March 16, 2007 and Dow Jones’ Current Report on Form 8-K filed with the SEC on June 7, 2007 as amended by a filing on July 20, 2007 and will be described in the proxy statement relating to the merger.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING
INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including the risk that Dow Jones’ business and its relationships with customers, employees or suppliers could suffer due to the uncertainty relating to the merger; that the merger with News Corporation, or any other strategic alternative, may not be consummated or may be delayed; and such other risk factors as may be included from time to time in Dow Jones’ reports filed with the SEC and posted in the Investor Relations section of Dow Jones’ web site (www.dowjones.com).  Dow Jones undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.